NORTHPOINT CENTRE
OFFICE LEASE AGREEMENT

By and Between

Connecticut General Life Insurance Company, a Connecticut corporation, on behalf of its Separate Account R
(“Landlord”)

and

Wintegra, Inc.
(“Tenant”)

DATED: _____________________

REFERENCE DATA

This Reference Data summarizes basic lease information. It is not part of the Lease.

Item		Section
		Reference

Commencement Date	On or about March 1, 2004	2.1

Leased Premises	5,449 sq. ft. of Net Rentable Area	1.1

Term	Thirty-six (36) Months	2.1

Tenant’s Pro Rata Share	3.6%	1.4

Base Rental	$9.10 NNN Average	3.2

Additional Rental	$8.90 (estimate for 2004)	3.3

Security Deposit	$8,173.00	3.4

Use	General Office	4.1

Options	Renewal Option	Exhibit “E”

Additional Agreements		Exhibit “E”

Tenant Improvement/Construction Agreement		Exhibit “G”

ARTICLE V

LANDLORD’S RIGHTS AND DUTIES

5.1	Right of Access by Landlord	15
5.2	Services to be Provided by Landlord	15
5.3	Limited Patrol Service	16
5.4	Keys	17
5.5	Tenant Identification and Signage	17
5.6	Lobby Directory	17
5.7	Repairs by Landlord	17

ARTICLE VI

INSURANCE, DAMAGE, AND CONDEMNATION

6.1	Indemnity and Hold Harmless	17
6.2	Property Insurance by Landlord	18
6.3	Property Insurance by Tenant	18
6.4	Liability Insurance	18
6.5	General Insurance Requirements	19
6.6	Waiver of Subrogation	19
6.7	Fire or Other Casualty	19
6.8	Condemnation and Loss or Damage	20

ARTICLE VII

DEFAULT

7.1	Default by Tenant	20
7.2	Holding Over	22
7.3	Non-Waiver	22
7.4	Attorney’s Fees	22
7.5	Landlord’s Lien	23
7.6	Default by Landlord	23
7.7	Limitation on Liability of Landlord	24

ARTICLE VIII

GENERAL

8.1	The Landlord’s Mortgagee	21
8.2	Estoppel	21
8.3	Notice	21
8.4	Parking	22
8.5	Miscellaneous Provisions	22
8.6	Anti-Terrorism Representations	24
8.7	Other	25

EXHIBIT “A”	DESCRIPTION OF LAND

EXHIBIT “B”	PLAT OF LEASED PREMISES

EXHIBIT “C”	BUILDING RULES AND REGULATIONS

EXHIBIT “D”	PARKING RULES AND REGULATIONS

EXHIBIT “E”	ADDITIONAL AGREEMENTS

EXHIBIT “F”	COMMENCEMENT DATE DECLARATION

EXHIBIT “G”	TENANT IMPROVEMENT/CONSTRUCTION AGREEMENT

EXHIBIT “H”	ERISA PARTIES IN INTEREST LIST SEPARATE ACCOUNT R

LEASE AGREEMENT

THE STATE OF TEXAS	§
§
COUNTY OF TRAVIS	§

THIS LEASE AGREEMENT (“Lease”) is made and entered into as of the date indicated below by and between Connecticut General Life Insurance Company, a Connecticut corporation, on behalf of its Separate Account R (“Landlord”); Wintegra, Inc., a Delaware Corporation (“Tenant”). Subject to and upon the terms, provisions, and conditions set forth in this Lease, and each in consideration of the duties, covenants, and obligations of the other hereunder, Landlord does lease, demise, and let the Leased Premises (defined below) to Tenant, and Tenant does lease, demise, and take the Leased Premises from Landlord.

WITNESETH:

ARTICLE I

DEFINITIONS

Unless otherwise clearly indicated by the context, the following terms shall have the meanings specified below when they are used in the Lease:

1.1	Leased Premises and Related Terms.

The term “Land” shall mean the real property described in Exhibit “A” which is attached to this Lease and incorporated by reference.

The term “Building” shall mean the Land and all improvements located on the Land, including the office and retail building and the parking Parking Areas now located on the Land.

The term “Leased Premises” shall mean the following described office space located within the Building:

Approximately 5,449 square feet of Net Rentable Area (defined below) being Suite 215, located on the 2nd. floor of the Building, as reflected on the floor plan(s) attached to and made a part of this Lease as Exhibit “B”.

The term “Net Rentable Area,” as used herein, shall mean: (i) in the case of a floor leased to a single tenant, all floor area measured from the inside surface of the outer glass line of the Building to the inside surface of the opposite outer glass line, excluding only Service Areas and General Common Areas (defined below), plus an allocation of the square footage of the General Common Areas; and (ii) in the case of a floor leased to more than one tenant, all floor areas within the inside surface of the outer glass line of the Building enclosing the Leased Premises and measured to the midpoint of demising walls {i.e., walls separating the Leased Premises from areas leased to or held for lease to other tenants, from On-Floor Common Areas (defined below) and from General Common Areas}, excluding only Service Areas, plus an allocation of the square footage of the General Common Areas and an allocation of the square footage of the On-Floor Common Areas. No deductions from Net Rentable Area shall be made for columns or projections necessary to the Building. The Net Rentable Area has been calculated based on BOMA standards.

“Service Areas” shall mean the areas within (and measured from the midpoint of the walls enclosing) the Building’s stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts. Areas for the specific use of Tenant and installed at the request of Tenant, such as special stairs or elevators, are not included within the definition of Service Areas.

“General Common Areas” shall mean those areas within (and measured from the midpoint of the walls enclosing) the Building’s elevator machine rooms, main mechanical and electrical rooms, public lobbies, management office and other areas not leased or held for lease within the Building but which are necessary or desirable for the proper utilization of the Building or to provide customary services to the Building. The allocation of the square footage of the General Common Areas shall be equal to the total General Common Areas within the Building multiplied by a fraction, the numerator of which is the Net Rentable Area of the Leased Premises (excluding only the allocation of the General Common Areas) and the denominator of which is the Net Rentable Area (excluding only the General Common Areas) of all office space leased or held for lease in the Building.

“On-Floor Common Areas” shall mean all areas within (and measured from the midpoint of the walls enclosing) public corridors, elevator foyers, restrooms, mechanical rooms, janitor closets, telephone and equipment rooms, and other similar facilities for use of all tenants on the floor on which the Leased Premises are located. In the case of a floor leased to more than one tenant, the allocation of the square footage of the On-Floor Common Areas on said floor shall be equal to the total On-Floor Common Areas on said floor multiplied by a fraction, the numerator of which is the Net Rentable Area of the portion of the Leased Premises (excluding the allocation of the General Common Areas and excluding the allocation of the On-Floor Common Areas) and the denominator of which is the Net Rentable Area (excluding the allocation of the General Common Areas and excluding the allocation of the On-Floor Common Areas) of all office space leased or held for lease on said floor.

The Net Rentable Area of the Leased Premises has been calculated on the basis of the foregoing definition and a multi-tenant floor add-on factor of 15% and is stipulated to be 5,449 square feet.

1.2	Lease Year. The term “Lease Year” shall mean the twelve (12) month period beginning January 1 and ending December 31 of the applicable calendar year.

1.3    Base Operating Cost. The term “Base Operating Cost” shall mean the aggregate of all expenditures incurred by Landlord to maintain and operate the Building in a first class manner. All such expenses shall be determined in accordance with generally accepted accounting principles which shall be consistently applied. Base Operating Cost, as used in this Lease, shall mean all expenses, costs, and disbursements of every kind and nature which Landlord shall pay or become obligated to pay because of or in connection with the ownership and operation of the Building and the Parking Areas, including but not limited to, the following:

(a) Wages, salaries and any ancillary expenses of all employees actually engaged in operation and maintenance of the Building and the Parking Areas, including taxes, insurance and benefits relating thereto.

(b) All supplies and materials used in operation and maintenance of the Building and the Parking Areas.

(c) Cost of all utilities for the Building and Parking Areas, including, but not limited to, electric, gas, water, heating lighting, air conditioning and ventilating the Building as provided pursuant to Article 5.2, below.

(d) Cost of all maintenance, service, and operating agreements for the Building and Parking Areas and the equipment therein, including, but not limited to security service, window cleaning, elevator maintenance, landscaping, janitorial service and Parking Area operation.

(e) The gross cost of casualty and liability insurance applicable to the Building and Parking Areas and Landlord’s personal property used in connection therewith as provided in Article VI below.

(f) All taxes and assessments and governmental charges whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing the Leased Premises or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Building and Parking Areas or their operation, excluding, however, federal and state taxes on income.

(g) Cost of repairs and general maintenance undertaken by Landlord in its sole discretion on or of the Building and Parking Areas (excluding only: (i) repairs and general maintenance to the structure, foundation, and exterior walls of the Building and Parking Areas; (ii) repairs and general maintenance paid by proceeds of insurance or by Tenant or other third parties; and (iii) alterations attributable solely to tenants of the Building other than Tenant).

(h) Amortization of the cost of installation of capital investment items which are installed for the purpose of reducing operating expenses or which may be required by governmental authority. All such costs shall be amortized over the reasonable life of the capital investment item, together with interest at the rate of ten percent (10%) per annum on the unamortized balance, with the reasonable life and amortization schedule being determined in accordance with generally accepted accounting principles and in no event to extend beyond the reasonable life of the Building or Parking Areas. In the case of installations for the purpose of reducing operating expenses, Landlord at Tenant’s request shall provide cost justifications showing that the anticipated reduction in operating expenses is greater than the annual amortization amount related to the capital investment item.

(i) All commercially reasonable management fees incurred by Landlord for the management of the Building and Parking Areas.

(j) Landlord’s central accounting costs applicable to the Land, the Building and the Parking Areas, together with any costs incurred by Landlord to prepare any audit required pursuant to the terms of this Lease.

(k) Any costs incurred by Landlord to furnish any specific service or repair required by Section 5.2 of this Lease.

(l) Any and all other expenses paid in connection with the operation of the Building and the Parking Areas which are properly chargeable against the income therefrom.

Tenant, at Tenant’s option and expense, may audit Landlord’s accounts to substantiate any costs claimed.

If any of the factors included in “Base Operating Cost” are not payable, billed, or otherwise due so as to allow an accurate calculation of said factors annually (e.g., ad valorem taxes and long-term contracts), Landlord, in its sole discretion, may estimate and prorate said factors on an annual basis, and said factors shall be properly adjusted by Landlord when they actually become due and payable.

Notwithstanding any other provision in this Lease to the contrary, it is agreed that in the event the Building is not fully occupied during any calendar year or in the event the entire Building is not provided with Building standard services during any calendar year, an adjustment shall be made in computing such component of the Base Operating Cost for such year so that the actual operating expenses shall be computed for such year as though the Building had been fully occupied during such year and as though the entire Building had been provided with Building standard services during such year.

Notwithstanding anything to the contrary in this Section 1.3, Base Operating Cost shall not include any costs incurred in the replacement of capital investment items except those made for the purposes of reducing operating expenses, nor Landlord’s home office expense nor specific costs specially billed to specific tenants nor commissions paid for the leasing or renting of space in the Building.

1.4    Proportionate Share. Tenant’s “Proportionate Share” of the Base Operating Cost or other charges to be borne by Tenant in accordance with the terms hereof shall be the amount obtained by multiplying the total sum of such Base Operating Cost or other charges by the percentage obtained by dividing the Net Rentable Area in the Leased Premises (5,449) by the total number of square feet of Net Rentable Area in all office space leased or held for lease in the Building (149,894) (such percentage being referred to as Tenant’s “Pro Rata Share”). Tenant’s Pro Rata Share is stipulated to be 3.6%.

1.5    Hazardous Materials. The term “Hazardous Materials” shall mean any substance, materials and wastes that are or become regulated, restricted or prohibited as hazardous, toxic or polluting substances under any applicable federal, state or local law, regulation, ordinance or order.

ARTICLE II

TERM

2.1 Lease Term. Subject to and upon the terms and conditions set forth in this Lease, or in any exhibit attached hereto, the primary term of this Lease shall commence on the “Commencement Date” as defined below, and shall terminate on the Last days of the 36 month of the Lease Term. The “Lease Term” of this Lease shall be the primary term specified in this Section 2.1, unless renewed or otherwise extended or earlier terminated pursuant to the terms and provisions of this Lease. The Commencement Date of this Lease shall be the date the Leased Premises are deemed to be ready for occupancy by Tenant upon the first to occur of (i) the date that there is delivered to Tenant a certificate of substantial completion of the improvements in and to the Leased Premises from Landlord’s architect, which certificate shall be binding and conclusive upon Tenant; or (ii) the date on which Tenant, or anyone claiming by, through or under Tenant, occupies any portion of the Leased Premises. Within five (5) days after the Commencement Date, Tenant will, at the request of Landlord, execute a Commencement Date Declaration in substantially the form attached hereto as Exhibit “F”.

ARTICLE III

RENT

3.1    Rental Payments.

(a) Commencing on the Commencement Date and continuing thereafter throughout the Lease Term, Tenant agrees to the Base Rental as described in Section 3.2, plus Tenant’s Forecast Additional Rental and Tenant’s Additional Rental as described in Section 3.3. The Base Rental together with Tenant’s Forecast Additional Rental shall be due and payable in equal monthly installments, in advance, on the first day of each calendar month during the Lease Term. Tenant agrees to pay such rent to Landlord at Landlord’s address for notice as provided herein (or such other address as may be designated by Landlord from time to time). If the term of the Lease is deemed to have commenced on a date other than the first date of a calendar month, the expiration date of the primary term shall be extended so as to give effect to the full term specified in 2.1 above in addition to the remainder of the calendar month during which the Lease is deemed to have commenced.

(b) If the Lease Term as described above commences on other than the first day of a calendar month or terminates on other than the last day of a calendar month, then the installments of Base Rental and Tenant’s Forecast Additional Rental for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance. The payment for such prorated month shall be calculated by multiplying the monthly installment by a fraction, the numerator of which shall be the number of days of the Lease Term occurring during said commencement or termination month, as the case may be, and the denominator of which shall be the total number of days occurring in said commencement or termination month. Also, if the Lease Term commences or terminates on other than the first day of a calendar year, Tenant’s Additional Rental (defined below) shall be prorated for such commencement or termination year, as the case may be, by multiplying each by a fraction, the numerator of which shall be the number of days of the Lease Term during the commencement or termination year, as the case may be, and the denominator of which shall be 365, and the calculation described in Section 3.3(c) below shall be made as soon as possible after the termination of this Lease. Landlord and Tenant agree that the provisions relating to said calculation shall survive the termination of this Lease.

(c) Tenant shall pay all rent and other sums of money as same shall become due from and payable by Tenant to Landlord under this Lease at the times and in the manner provided in this Lease, without demand, set-off or counterclaim.

(d) Tenant shall pay all applicable bank charges incurred by Landlord plus Twenty-five and No/100 Dollars ($25.00) for each returned check. Tenant’s right to possession and all of Landlord’s obligations under this Lease are expressly contingent on the prompt payment of rent, and the use of the Leased Premises is obtained only on the condition that rent is paid on time. Payment of rent by Tenant shall be an independent covenant. In the event Tenant has not timely paid rent or other sums due on two or more occasions, or in the event a check is returned for insufficient funds or no account, Landlord may thereafter require that all rent and other sums due be paid by cashier’s check, certified check, or money order, without further notice.

(e) In the event that Tenant fails to pay any installment of Base Rental, or any Additional Rental or other sums of whatever nature owed by Tenant to Landlord under this Lease within ten (10) days of the date such amount is due, there shall be added to such unpaid amount a late charge of ten percent (10%) of the past due amount in order to compensate Landlord for the extra administrative expenses associated with the collection of such late payment. Tenant agrees to pay Landlord interest on any past due amount owed under this Lease at the maximum lawful rate allowed by applicable law from the date due until paid.

3.2    Base Rental. Throughout the Lease Term, Tenant shall pay to Landlord a base annual rental (“Base Rental”) in an amount of $9.10 Net Average per square foot of Net Rentable Area within the Leased Premises per year, or an amount as outlined below per calendar month commencing on the Commencement Date:

Months 1- 36	$9.10 per square foot

3.3    Additional Rental.

(a) Commencing with the Lease Year in which the Commencement Date occurs and continuing thereafter for each Lease Year during the Lease Term, Landlord shall present to Tenant prior to the beginning of said Lease Year (or for the first Lease Year, prior to the commencement of said term) a statement of Tenant’s Forecast Additional Rental (defined below). In Landlord’s best estimate as of the date of this Lease, Tenant’s Forecast Additional Rental for the first Lease Year is estimated to be $8.90 per square foot of Net Rentable Area in the Leased Premises per year , which shall not be increased during the calendar year of 2004. Tenant Agrees to pay Tenant’s Forecast Additional Rental according to the terms of Section 3.1 (that is, in equal monthly installments in advance). “Tenant’s Forecast Additional Rental” shall mean Landlord’s reasonable estimate of Tenant’s Additional Rental (defined below).

(b) “Tenant’s Additional Rental,” as used herein, shall mean for each Lease Year or partial Lease Years during the Lease Term, Tenant’s Pro Rata Share of the Base Operating Cost.

(c) Within one hundred fifty (150) days after the end of the first Lease Year in which the Commencement Date occurs and of each Lease Year thereafter during the Lease Term, or as soon as possible thereafter, Landlord shall provide Tenant a statement showing the Base Operating Cost for said Lease Year and a statement prepared by Landlord comparing Tenant’s Forecast Additional Rental with Tenant’s Additional Rental for said Lease Year. In the event that Tenant’s Forecast Additional Rental exceeds Tenant’s Additional Rental for said Lease Year, Landlord shall pay Tenant (in the form of a credit against rentals next due) an amount equal to such excess. In the event that Tenant’s Additional Rental exceeds Tenant’s Forecast Additional Rental for said Lease Year, Tenant shall pay Landlord, within ten (30) days of receipt of the statement, an amount equal to such difference.

3.4 First Month’s Rent and Security Deposit. At the time of execution of this Lease, Tenant shall pay in advance the first monthly installment of Base Rental and Tenant’s Forecast Additional Rental. On the same date, Tenant shall deposit with Landlord, an amount equal to $8,173.00 (the “Security Deposit”) as security for Tenant’s faithful performance of Tenant’s obligations herein contained. If Tenant defaults in any manner in the performance of Tenant’s obligations contained in this Lease, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent, or other sum in default or for the payment of any other sum or expense to which Landlord may become obligated by reason of such default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. Landlord shall not be required to separately account for the Security Deposit nor to maintain an escrow or separate account therefor. If Tenant performs all of Tenant’s obligations under this Lease, the Security Deposit, or so much thereof as has not been applied by Landlord, shall be returned, without payment of interest or other increment for its use, to Tenant (or, at Tenant’s option, the last assignee, if any, of Tenant’s interest hereunder) within sixty (60) days after the expiration of the Lease Term, and after Tenant has vacated the Leased Premises. Landlord’s right to so apply the Security Deposit shall in no manner limit, impair or otherwise affect any of Landlord’s remedies set forth in this Lease.

ARTICLE IV

TENANT’S DUTIES

4.1    Use.

(a) The Leased Premises are to be used and occupied by Tenant (and its permitted assignees and subtenants) solely for the purpose of general office use and for no other purpose.

(b) Tenant agrees not to commit or suffer to be committed on the Leased Premises any nuisance or other act or thing against public policy or which violates any law or governmental regulation or which is disreputable or which may disturb the quiet enjoyment of any other tenant of the Building or Parking Areas of which the Leased Premises are a part.

(c) Tenant will not use, occupy, or permit the use or occupancy of the Leased Premises for any unlawful, disreputable, immoral, or hazardous purpose; or maintain or permit the maintenance of any public or private nuisance; or do or permit any act or thing which may disturb the quiet enjoyment of any other tenant of the Building; or keep any substance or carry on or permit any operation which might emit offensive odors into other portions of the Building; or permit anything to be done which would increase the fire and extended insurance rate of the Building or contents or terminate the fire and extended insurance coverage. The Leased Premises shall not be used for any purpose which would tend to lower the first-class character of the Building, or create unreasonable elevator loads or otherwise interfere with standard Building operations, and Tenant shall not engage in any activity which is not in keeping with the standards of the Building.

(d) Tenant shall not place, install, or operate on the Leased Premises or in any part of the Building any engine, refrigerating, heating, or air conditioning apparatus, stove, or machinery, or conduct mechanical operations, or place or use in or about the Leased Premises any inflammable, explosive, hazardous, toxic or odorous solvents or materials without the prior written consent of Landlord. No portion of the Leased Premises shall at any time be used for cooking, sleeping or lodging quarters.

4.2    Repairs, Maintenance, and Cleaning. Tenant shall, at all times during the Lease Term and at Tenant’s sole cost and expense, keep the Leased Premises and every part thereof in a clean, attractive condition and in good repair. Tenant will not damage the Leased Premises or any other portions of the Building. Without limitation on any of the foregoing, Tenant hereby recognizes that the Building is a first-class office building and as a further inducement to Landlord to enter into this Lease, Tenant hereby covenants and agrees as follows:

(a)
Tenant will remove all rubbish and other debris from the Leased Premises at such times and to such locations as may be specified by Landlord from time to time and under conditions approved by Landlord.

(b)
Tenant will place no fixtures, furnishings, decorations, or equipment in the Leased Premises except such as are satisfactory to and, prior to being installed or placed therein, shall have been approved in writing by Landlord.

Landlord shall retain the right to monitor the performance of any such obligations. If Landlord determines that Tenant is in default of any of Tenant’s obligations under this Section 4.2 and if Tenant fails to cure such default within forty-eight (48) hours after Landlord has provided a written notice of such default to Tenant, then Landlord shall have the right to cause the same to be cured at Tenant’s expense, and Tenant shall reimburse Landlord for all costs incurred to cure such default plus a charge of fifteen percent (15%) within ten (10) days of Tenant’s receipt of Landlord’s statement for such costs. Tenant shall also be responsible for any damage or injury to any portion of the building which is caused by Tenant, Tenant’s agents, contractors, employees, invitees, or visitors, but such damage or injury shall be repaired or replaced only by Landlord, and Tenant shall repay to Landlord on demand the cost thereof (plus a charge of fifteen percent (15%). Upon the termination of this Lease, Tenant will surrender and deliver the Leased Premises in good order and repair and in the same condition as upon the commencement of this Lease, normal wear and tear and insured casualty loss excepted. Upon termination of this Lease, Landlord shall have the right to reenter and resume possession of the Leased Premises.

4.3 Compliance with Laws; Americans With Disabilities Act. Tenant will comply with and shall cause its visitors, employees, contractors, agents and invitees to comply with all Federal, state, municipal and other laws, ordinances, rules, and regulations applicable to the Leased Premises and the business conducted therein by Tenant. Tenant shall forward to Landlord within five (5) days of their receipt copies of any notices received from any governmental authorities with respect to Tenant’s compliance or non-compliance with any such laws or rules. Tenant shall also comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, with any occupancy certificate issued pursuant to any law by any public officer or officers, as well as the provisions of all recorded documents affecting the Leased Premises, insofar as any thereof relate to or affect the condition, use or occupancy of the Leased Premises. Notwithstanding any other provision in this Lease to the contrary, Landlord agrees to be responsible for the requirements effective as of this date under the Americans with Disabilities Act of 1990 (the “Act”) as it relates to (i) the initial build-out of the Leased Premises pursuant to this Lease, (ii) the Common Areas, (iii) the Parking Areas and (iv) structural Building items that Landlord is required to maintain under the terms of this Lease, but only to the extent that such requirements are “readily achievable” (as defined in the Act) and would apply to, and be imposed equally on, any use of the Leased Premises by a typical office space tenant in the Building, as opposed to being attributable to Tenant’s unique use occupancy, or layout of the Leased Premises, including, without limitation, the positioning of Tenant’s furnishings within such Leased Premises. Tenant, at Tenant’s sole cost and expense, shall be responsible for compliance with the Act within the Leased Premises. Landlord and Tenant agree to cooperate fully with each other to enable timely compliance with the provisions of this Section. Tenant will immediately forward to Landlord any notice Tenant receives regarding complaints, inquiries, or claims by any parties under the Act.

4.4    Assignment and Subletting.

(a) Tenant shall not assign this Lease or sublet these Leased Premises or any part thereof, or mortgage, pledge or hypothecate its leasehold interest without the prior express written permission of Landlord, which permission shall not be unreasonably withheld, conditioned or delayed, and any attempt to do any of the foregoing without the prior express written permission of Landlord shall be void and of no effect. This Section 4.4 shall apply to the hypothecation of any of Tenant’s interest in the leasehold estate, including, but not limited to, sale of more than 50% of stock in a non-publicly traded corporate tenant and sale of more than 50% of a partnership interest in a partnership tenant. In the event Tenant should desire to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord written notice (which shall specify all of the terms of said proposed sublease or assignment as well as the name and address of each proposed assignee or subtenant, and current and complete financial statements [including a balance sheet, income statement and copies of Federal tax returns for the previous three (3) years] of each proposed assignee or subtenant) of such desire at least sixty (60) days in advance of the date on which Tenant desires to make such assignment or sublease. Landlord shall then have a period of thirty (30) days following receipt of such notice within which to notify Tenant in writing that Landlord elects: (1) to terminate this Lease as to the space so affected as of the date so specified by Tenant in its notice, in which event Tenant will be relieved of all obligations hereunder as to such space; (2) to permit Tenant to assign this Lease or sublet such space for the duration specified by Tenant in its notice; or (3) to reject the proposed assignment or sublease, for reasonable cause, explained to Tenant. If Landlord should fail to notify Tenant in writing of such election within the thirty (30) day period, Landlord shall be deemed to have elected option (3) above. In addition, no space shall be listed or offered to any broker for listing or advertisement, nor shall Tenant advertise for subletting without prior written approval of Landlord.

(b) If Landlord exercises its right as of the requested effective date of such assignment, sublease or other transaction to cancel and terminate this Lease as set forth in subparagraph (a) above, Landlord shall not be obligated to pay any consideration to effect such cancellation as to the portion of the Leased Premises and the term of Lease with respect to which Landlord has been requested to permit such assignment, sublease, or other transaction; and if Landlord elects to cancel and terminate this Lease as to the aforesaid portion of the Leased Premises and for the term proposed to be assigned or subleased, then the rent and other charges payable hereunder shall thereafter be proportionately reduced. In addition to the right of Landlord to withhold its consent to the assignment or subletting of the Leased Premises by Tenant as described in Section 4.4, Landlord shall be deemed to have reasonably withheld its consent to any assignment or subletting which would involve a different use of the Leased Premises, any material alteration of the Leased Premises or any impairment of Landlord’s security interest.

(c) In any case where Landlord consents to an assignment or sublease of the leasehold, the undersigned Tenant will remain liable for the performance of all of the covenants, duties, and obligations in this Lease, including, without limitation, the obligation to pay all rent and other sums to be paid, and Landlord shall be permitted to enforce the provisions of this instrument against the undersigned Tenant and/or any assignee or sublessee without demand upon or proceeding in any way against any other person. In addition, if Landlord consents to such an assignment or sublease, Tenant shall enter into a written agreement with Landlord where it is agreed that any profit realized by Tenant as a result of said assignment or sublease (that is, after deducting all of Tenant’s costs associated therewith, including reasonable brokerage fees and the reasonable cost of remodeling or otherwise improving the Leased Premises for said assignee or sublessee) shall be payable to Landlord as it accrues as additional rent hereunder. If Tenant refuses to execute such written agreement, Landlord shall be deemed to have reasonably withheld its consent to the proposed assignment or sublease.

(d) In any case where Landlord consents to any such assignment, sublease, or other transaction, Landlord requires consent to sublease executed by Landlord, Tenant and Sublessee and may require that Tenant pay to Landlord a reasonable sum as attorney’s fees (attorney fees shall not exceed $750.00) or other fees and costs to change the lobby directory and tenant signage arising incident to such transaction, and that the assignee or subtenant pay Landlord a reasonable sum incurred by Landlord in moving the assignee or subtenant in and out of the Leased Premises should Landlord provide such assistance; however, Landlord shall have no obligation to provide such service.

(e) Tenant shall give Landlord written notice of the consummation of any assignment or sublease consented to by Landlord; furnish to Landlord copies of all assignments, transfers, subleases and other documents executed in connection with such assignment or sublease; and notify Landlord in writing of the date the assignee or subtenant takes possession of the Leased Premises or a portion thereof.

(f) Each sublessee or assignee shall fully observe all covenants of this Lease, including, without limitation, the use restrictions of this Lease and provisions of this Lease pertaining to Tenant signage and alteration of the Leased Premises, and no consent by Landlord to an assignment or sublease shall be deemed in any manner to be consent to a use not permitted under this Lease. Any consent by Landlord to a particular assignment or sublease shall not constitute Landlord’s consent to any other or subsequent assignment or sublease, and any proposed assignment or sublease by an assignee or sublessee of Tenant shall be subject to the provisions of this Section 4.4 as if it were a proposed assignment or sublease by Tenant.

(g) As a condition precedent to any actual or deemed consent of Landlord to any assignment or subletting, Tenant shall cause the assignee or subtenant to take all action necessary to assure that the statutory and contractual Landlord’s liens apply to property of the subtenant or assignee to the same or greater extent, for the same or greater value of property, and with the same or better priority than Tenant’s property which is subject to such landlord’s liens. Tenant shall furnish a current UCC Search of the proposed subtenant or assignee and shall cause the assignee or subtenant to execute financing statements pursuant to the terms of this Lease.

4.5    Rules and Regulations. Tenant shall perform, observe, and comply with the Rules and Regulations of the Building, as attached to and made a part of this Lease as Exhibit “C” and, upon written notice thereof to Tenant, any changes, amendments, or additions as from time to time shall be established and deemed advisable by Landlord for tenants of the Building. Landlord shall not have any liability to Tenant for any failure of any other tenant or tenants of the Building to comply with such Rules and Regulations.

4.6    Alterations by Tenant.

(a) Tenant shall not make or allow to be made (except as otherwise specifically provided in this Lease) any alterations or physical additions (including fixtures) to be made in or to the Leased Premises, or place safes, vaults or other heavy furniture or equipment within the Leased Premises, without first obtaining the written consent of Landlord. Tenant shall deliver to Landlord a copy of the “as-built” plans and specifications for all alterations or physical additions made with the approval of Landlord in or to the Leased Premises. Tenant agrees specifically that no food, soft drink or other vending machine will be installed within the Leased Premises without the written consent of Landlord. Landlord shall retain the right to monitor the performance of any alterations or additions to the Leased Premises after the plans and specifications for same have been approved by Landlord.

(b) All alterations, physical additions or improvements in or to the Leased Premises (including fixtures) shall, when made, become the property of Landlord and shall be surrendered to Landlord upon termination of this Lease; provided, however, this clause shall not apply to movable trade fixtures, equipment or furniture owned by Tenant as long as Tenant restores the Leased Premises to its initial improved condition after the removal of any such property by Tenant.

(c) Tenant shall indemnify and hold harmless Landlord from and against all costs (including attorneys’ fees and costs of suit), losses, liabilities or causes of action arising out of or relating to any alterations, additions or improvements made by Tenant to the Leased Premises, including, but not limited to, any mechanic’s or materialmen’s liens asserted in connection therewith.

(d) Should any mechanic’s or other lien or liens be filed against any portion of the Building by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within ten (10) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens within said ten-day period, Landlord may, at its sole option, cancel or discharge the same and, upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all costs incurred in canceling or discharging such liens.

4.7    Taxes Payable By Tenant. In addition to all other sums to be paid by Tenant under this Lease, Tenant shall pay, before delinquency, any and all taxes levied or assessed during the Lease Term on inventory, equipment, furniture, fixtures and other personal property located in the Leased Premises, and shall reimburse Landlord upon demand for any and all taxes paid or payable by Landlord (other than state and federal personal or corporate income taxes measured by the net income of Landlord from all sources) whether or not now customary or within the contemplation of the parties to this Lease:

(a) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Leased Premises, or any portion thereof;

(b) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures, inventory and other personal property located in the Leased Premises or the cost or value of any leasehold improvements within the Leased Premises; and

(c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Leased Premises.

If it is not lawful for Tenant to reimburse Landlord for any of the foregoing taxes, the rental payable to Landlord under this Lease shall be revised to net to Landlord as would have been payable to Landlord before the imposition of any such tax.

4.8 Condition of Leased Premises. Tenant has full knowledge of all matters pertaining to the Leased Premises, including, but not limited to, the condition of the tenant improvements therein. Accordingly, Tenant hereby acknowledges that it is leasing the Leased Premises on an “AS IS” basis in whatever physical condition the same may be, and Landlord makes no warranties of any kind or nature, express, implied, or otherwise, or any covenants of any kind or nature, in connection therewith. Tenant expressly waives and disclaims all representations, warranties (express or implied) and agreements not expressly set forth in this Lease, including but not limited to any implied warranty of suitability of the Leased Premises for the intended commercial use of Tenant.

4.9    Limits on Hazardous Materials. With respect to Hazardous Materials, Tenant hereby agrees that:

(a) No activity will be conducted on the Leased Premises that will produce any Hazardous Materials;

(b) The Leased Premises will not be used for the storage of any Hazardous Materials except for the temporary storage of minimal amounts of such materials that are used in the ordinary course of Tenant’s business, provided that such Hazardous Materials are properly stored in a manner and location meeting all applicable laws concerning Hazardous Materials and approved in advance and in writing by Landlord;

(c) Tenant will not permit any Hazardous Materials to be brought on to the Leased Premises, except to the extent authorized in item (b) described above.

If at any time during or after the Lease Term the Leased Premises is found to be contaminated by Hazardous Materials, Tenant agrees to indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the breach of the provisions of this paragraph by Tenant. The foregoing indemnification shall survive the termination or expiration of this Lease.

ARTICLE V

LANDLORD’S RIGHTS AND DUTIES

5.1    Right of Access by Landlord. Landlord or Landlord’s agents, employees or representatives may enter the Leased Premises during normal business hours, following reasonable notice (except in the case of a bona fide emergency or with Tenant’s consent), to (a) inspect the same, (b) exhibit the same to prospective purchasers, mortgagees or tenants, (c) determine whether Tenant is complying with all its obligations hereunder, (d) supply any service to be provided by Landlord to Tenant hereunder, (e) post “for lease” signs of reasonable size upon the Leased Premises during the last six (6) months of the Lease Term, and (f) make repairs required of Landlord under the terms hereof or repairs and/or improvements to any adjoining space or utility services or make repairs, alterations or additions to any other portion of the Building as Landlord may deem necessary or proper for the safety, improvement, or preservation of the Leased Premises or of the Building, as a first class building. All such work shall be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible, but Tenant shall in no event be entitled to any abatement or reduction in rent by reason thereof. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Leased Premises resulting from any such actions by Landlord. Landlord shall at all times have and retain keys with which to unlock all of the doors in, on and above the Leased Premises (excluding Tenant’s vaults, safes and similar areas designated in writing by Tenant in advance) and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency to obtain entry to the Leased Premises, and any entry to the Leased Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Leased Premises or an eviction, actual or constructive, of Tenant from the Leased Premises, or any portion thereof. Landlord shall also have, at all times, the keys and/or combination necessary to deactivate any on-Premises audible fire or burglary alarm system and Landlord shall have the right to turn off the audible alarm once it has sounded.

5.2    Services to be Provided by Landlord. Subject to the rules and regulations referred to below, Landlord shall furnish Tenant the following services during the Lease Term:

(a) Air conditioning and heating, at such temperatures in such amounts, and at such times as are considered by Landlord to be standard office conditions for the Building during normal business hours for the Building which are 7:00 a.m. to 6:00 p.m. Monday through Friday, and 8:00 a.m. to 12:00 noon Saturday, but not on Sundays and holidays. Overtime service for same shall be furnished to Tenant only upon the prior request of Tenant and Tenant shall bear the cost $35.00 per hour per zone which is the standard hourly rate charged to other tenants in the Building. Tenant must request additional services 24 hours in advance or before 12:00 noon on the business day before Tenant desires such service, or before 12:00 noon on Fridays for service on Saturdays after 12:00 p.m., Sundays and Holidays.

(b) Janitorial service in and about the Building and the Leased Premises, five days per week, and window washing, as determined by Landlord to be reasonable; provided, however, if Tenant’s floor coverings or other improvements are other than Building standard, Tenant shall pay the additional cleaning cost, if any attributable thereto, plus fifteen percent (15%) to cover cost of administration.

(c) Proper facilities to furnish sufficient electrical power for building standard lighting, typewriters, dictating equipment, calculating machines, and other machines of similar low electrical consumption, but not including electricity required for electronic data processing equipment or special lighting in excess of building standard. Tenant shall pay to Landlord, monthly as billed, such charges as may be separately metered or as Landlord’s engineer may compute for any electrical service in excess of that stated above.

(d) Water for drinking, lavatory, and toilet purposes.

(e) Replacement of ballasts and fluorescent lamps in building standard ceiling-mounted fixtures installed by Landlord and incandescent bulb replacement in all public areas of the Building.

No interruption, malfunction, diminution or termination of any services listed in Section 5.2, or elsewhere in this Lease, including any such interruption, malfunction, diminution or termination that may occur due to governmental regulations or utility policies, or in the event of Landlord’s decision to improve any space in the Building in general, so as to maintain the Building in a first class manner, shall constitute or be deemed to be a constructive eviction or disturbance of Tenant’s use, possession or commercial suitability of the Leased Premises or Building or a breach by Landlord of any of its obligations hereunder or render Landlord liable for damages (including loss of profits) or entitle Tenant to be relieved from any of its obligations hereunder (including Tenant’s independent obligation to pay rent) or grant Tenant any right of setoff or recoupment. In the event of any such interruption, malfunction, diminution or termination, however, Landlord shall use reasonable diligence to restore such service. In addition to the foregoing, should any of the equipment or machinery break down or for any cause cease to function properly, Tenant shall have no claim for rebate of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom. Nothing in this Lease shall be construed to require Landlord to furnish telephone service of any kind or nature to Tenant.

5.3    Limited Patrol Service. Landlord shall provide limited patrol service for the Building seven (7) days per week, and Control Card Access Systems beginning after normal business hours at 6:00 p.m. on weekdays and on weekends. However, Landlord shall have no responsibility to prevent, nor have liability to Tenant or Tenant’s visitors, employees, contractors, agents and invitees for losses due to theft, burglary or criminal conduct of other persons, or damages done by persons gaining access to the Leased Premises, the Building or the Parking Areas, and Tenant releases Landlord from all liability relating thereto.

5.4    Keys. Landlord shall furnish Tenant with two (2) keys for each corridor door entering the Leased Premises. Any additional keys will be furnished by Landlord at Tenant’s expense equal to its cost plus fifteen percent (15%) upon receipt of an order signed by Tenant or Tenant’s authorized representative. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Leased Premises, and Tenant shall not make, or permit to be made, any duplicate keys, except those furnished by Landlord. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to the Leased Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets, and vault doors, if any, in the Leased Premises.

5.5    Tenant Identification and Signage. Landlord shall provide and install all Tenant identification on the entry door to the Leased Premises. All letters and numerals shall be in the standard graphics that are used throughout the Building. Only such standard graphics may be used in any public area or openings to public areas. Other Tenant signage visible within the Leased Premises, in the corridors or lobby of the Building or from the exterior of the Building will be allowed only with Landlord’s prior written approval, which Landlord shall have no obligation to grant.

5.6    Lobby Directory. Landlord agrees to furnish a Lobby Directory Board Strip identifying Tenant on the Lobby Directory Board. The cost of any changes or additions thereafter will be charged to Tenant.

5.7    Repairs by Landlord. Landlord shall maintain the structural components and the common areas of the Building in good repair and condition, but, unless otherwise expressly stipulated in this Lease, Landlord shall not be required to make any other repairs or improvements during the Lease Term.

ARTICLE VI

INSURANCE, DAMAGE, AND CONDEMNATION

6.1    Indemnity and Hold Harmless. Landlord shall not be liable to Tenant, its agents, servants, employees, contractors, customers, or invitees, for any damage to persons or property caused by any negligence or willful misconduct of Tenant, its agents, servants, employees, contractors, customers, or invitees, and Tenant agrees to indemnify, defend and hold Landlord harmless from all liability and claims for any such damage. Tenant shall not be liable to Landlord, or to Landlord’s agents, servants, employees, contractors, customers or invitees for any damage to person or property caused by any negligence or willful misconduct of Landlord, its agents, servants, employees, contractors, customers, or invitees, and Landlord agrees to indemnify, defend and hold Tenant harmless from all claims for such damage. The preceding sentences shall apply only when the injury, death or damage is caused only by the negligence or willful misconduct of the indemnitor or when the cause is the concurrent result of the negligence or willful misconduct of the indemnitor, its agents, servants, employees, contractors, customers, or invitees or other third party and not of any negligence or willful misconduct of the indemnitee or its agents, servants, employees, contractors, customers or invitees. In any situation involving injury, death or damage resulting from the negligence or willful misconduct of the indemnitor and the indemnitee, or any of their agents, servants, employees, contractor, customers or invitees, each party as indemnitor shall indemnify the other party as the indemnitee to the extent, but only to the extent, of the liability attributable to its negligence or willful misconduct or the negligence or willful misconduct of its agents, servants, employees, contractors, customers or invitees. The foregoing indemnity obligations shall include reasonable attorney’s fees, investigation costs, court costs and all other reasonable costs and expenses incurred in connection with any claim or demand which is covered by the indemnities hereunder. Tenant agrees that all personal property upon the Leased Premises shall be at the risk of Tenant only, and that Landlord shall not be liable for any damage thereto or loss, theft or disappearance thereof. The provisions under this Lease shall survive the termination of this Lease with respect to any damage, injury or death occurring prior to such termination, or after such termination during any period during which Tenant is in possession of the Leased Premises or engaged in removing any property it is permitted to remove under this Lease.

6.2    Property Insurance by Landlord. Landlord shall maintain fire and extended coverage insurance on: (i) the structural components and common areas of the Building; and (ii) tenant finish improvements within the Leased Premises with a value of fifteen dollars ($15.00) per square foot of usable area within the Leased Premises (the “Covered Tenant Improvements”). Said insurance shall be maintained with any insurance company authorized to do business in the State of Texas, in amounts desired by Landlord and at the expense of Landlord and payment for losses thereunder shall be made solely to Landlord; subject, however, to the rights of the Mortgagees (defined below). If the annual premiums to be paid by Landlord shall exceed the standard rates because Tenant’s operations result in extra hazardous exposure, Tenant shall promptly pay the excess amount of the premium upon the request of Landlord.

6.3    Property Insurance by Tenant. Tenant shall, at all times during the Lease Term, at its own expense, maintain a policy or policies of insurance with premiums fully paid in advance, insuring the following against loss or damage by fire, explosion, or other hazards and contingencies for the full insurable value thereof: (i) all of Tenant’s contents located in the Leased Premises, including, without limitation, trade fixtures, furnishings, equipment, and other items of personal property; and (ii) all tenant improvements within the Leased Premises with a total value in excess of the stated value for the Covered Tenant Improvements.

6.4    Liability Insurance. Tenant shall, at Tenant’s expense, obtain, maintain, and keep in full force and effect during the Lease Term, commercial general liability insurance (including premises operation, bodily injury, personal injury, death, independent contractors, products, and completed operations, broad form contractual liability and broad form property damage coverages) in a combined single limit amount of not less than $3,000,000, against all claims, demands or actions with respect to damage, injury or death made by or on behalf of any person or entity, arising from or relating to the conduct and operation of Tenant’s business in, on or about the Leased Premises, or arising from or related to any act or omission of Tenant or any person within Tenant’s control. Whenever, in Landlord’s reasonable judgment, good business practice and changing conditions indicate a need for additional amounts or different types of insurance coverage, Tenant shall within thirty (30) days after Landlord’s request, obtain such insurance coverage, at Tenant’s expense.

6.5    General Insurance Requirements. The policy or policies of insurance to be maintained by Tenant shall name Landlord, the Managing Agent, and the Mortgagees as co-insured and shall contain an endorsement that such policies cannot be canceled, amended or modified as to Landlord or the Mortgagees, if any, without thirty (30) days prior written notice to Landlord and the Mortgagees. Tenant shall deliver certificates of insurance in form satisfactory to Landlord not less than thirty (30) days prior to the expiration of the old policies. The insurance required under this Lease, shall be insured by such good and responsible companies qualified to do and doing business in the State of Texas as may be approved by Landlord, which approval shall not be unreasonably withheld. Each policy of insurance required to be carried under this Lease or a duplicate or certificate thereof, shall be delivered to Landlord for retention by it. If Tenant shall fail to insure or shall fail to furnish to Landlord any such policy, duplicate policy or certificate as required, Landlord may, from time to time, effect such insurance for the benefit of Tenant or Landlord, or both of them, for a period not exceeding one (1) year, and any premium paid by Landlord shall be recoverable from Tenant as additional rent on demand.

6.6    Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each waives any and all rights of recovery, claim, action, or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Leased Premises, or any improvements thereto, or said Building of which the Leased Premises are a part, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause which are insured against under the terms of standard fire and extended coverage insurance policies, regardless of cause or origin, including negligence of the other party to this Lease, its agents, officers, or employees, and covenants that no insurer shall hold any right of subrogation against such other party.

6.7    Fire or Other Casualty. In the event of a fire or other casualty in the Leased Premises, Tenant shall immediately give notice thereof to Landlord. If the Leased Premises is partially damaged by fire or other casualty, whether or not such casualty is an insured or insurable risk, so as to render the Leased Premises untenantable in whole or in part, the rental provided for shall abate thereafter as to the portion of the Leased Premises rendered untenantable until such time as the Leased Premises are made tenantable as determined by Landlord, and Landlord agrees to commence and prosecute such repair work promptly and with all due diligence; provided, however, in the event such destruction results in the Leased Premises being untenantable in whole or in substantial part for a period reasonably estimated by a responsible contractor selected by Landlord to be one hundred twenty (120) days or longer after Landlord’s insurance settlement, or in the event of total or substantial damage or destruction of the Leased Premises or the remainder of the Building from any cause and if Landlord shall decide not to rebuild, then in either event all rent owed up to the time of such destruction or termination shall be paid by Tenant and thenceforth this Lease shall cease and come to an end. Landlord shall give Tenant written notice of its decisions, estimates or elections hereunder within sixty (60) days after receipt by Landlord of notice of settlement from Landlord’s insurance carrier. Notwithstanding anything contained in this Lease, Landlord shall only be obligated to restore or rebuild: (i) the structural components and common areas of the Building; and (ii) the Covered Tenant Improvements.

6.8    Condemnation and Loss or Damage. If the Leased Premises or any part hereof shall be taken or condemned for any public purpose to such an extent as to render the remainder of the Leased Premises, in the opinion of Landlord, not reasonably suitable for Tenant’s occupancy, this Lease shall, at the option of either party, forthwith cease and terminate. All proceeds from any taking or condemnation of the Leased Premises shall belong to and be paid to Landlord, including any and all compensation, damages, income, rent, awards or any interest therein whatsoever which may be paid or made in connection therewith, and Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term. Notwithstanding the foregoing, nothing contained herein shall prevent Tenant from seeking a separate award from the condemning authority for any matters which will not interfere with or reduce any award to Landlord. In the event of a partial taking of the Leased Premises which does not result in a termination of this Lease, the Base Rental shall be reduced in the proportion that the area of the portion of the Leased Premises so taken bears to the total area of the Leased Premises before such taking. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or persons occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, force majeure or any other cause beyond the control of Landlord, or for any damage or inconvenience which may arise through repair, alteration, or improvements of all or any part of the Building, or failure to make such repairs.

ARTICLE VII

DEFAULT

7.1    Default by Tenant. If (1) default is made in the payment of any sum to be paid by Tenant under this Lease (no notice being required for default in payment), (2) default is made in the performance of any of the other covenants or conditions which Tenant is required to observe and to perform under this Lease, and such non-monetary default shall continue for twenty (20) days after written notice to Tenant, (3) the interest of Tenant under this Lease is levied on under execution or other legal process, (4) any petition is filed by or against Tenant to declare Tenant bankrupt or to delay, reduce, or modify Tenant’s debts or obligations, (5) any petition is filed or other action taken to reorganize or modify Tenant’s capital structure, (6) Tenant is declared insolvent according to law, (7) any assignment of Tenant’s property is made for the benefit of creditors, (8) a receiver or trustee is appointed for Tenant or its property, (9) Tenant abandons the Leased Premises (which shall mean that Tenant is absent from the Leased Premises for ten (10) consecutive days), , then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease (provided that no such levy, execution, legal process, or petition filed against Tenant shall constitute a breach of this Lease if Tenant shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within thirty (30) days from the date of its creation, service, or filing) and thereupon, at its option Landlord may have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

(a) Landlord may terminate this Lease and repossess the Leased Premises and be entitled to recover as damages a sum of money equal to the total of: (i) the cost of recovering the Leased Premises (including attorneys’ fees and costs of suit); (ii) the unpaid rent earned at the time of termination, plus interest thereon at the rate provided herein; (iii) the present value of the balance of the rent for the remainder of the term less the present value of the fair market rental value of the Leased Premises for said period; and (iv) any other sum of money and damages owed by Tenant to Landlord.

(b) Landlord may terminate Tenant’s right of possession (but not the Lease) and may repossess the Leased Premises by forcible entry or detainer suit or otherwise, without demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord shall use reasonable efforts to relet the same for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord. For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations, or additions in or to the Leased Premises that may be necessary or convenient, and, if Landlord shall fail or refuse to relet the Leased Premises, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, or, if the Leased Premises are relet and a sufficient sum shall not be realized from such reletting after paying the unpaid Base and Additional Rent due hereunder plus interest thereon at a maximum lawful rate, plus the cost of recovering possession, and all of the costs and expenses of such decorations, repairs, changes, alterations, and additions and the expenses of such reletting and of the collection of the rent accruing therefrom to satisfy the rent provided for in this Lease to be paid, then Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time, and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this paragraph from time to time, and that no delivery or recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord, nor shall such reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.

(c) At any time after an event of breach or default by Tenant has occurred, Landlord shall have the right to change or modify door locks on entry doors to the Leased Premises, and/or terminate all utility services to the Leased Premises, and such right to modify or change locks and/or terminate utility services shall continue so long as Tenant is in default hereunder. Landlord shall not be obligated to furnish Tenant with a new key or to allow Tenant to enter the Leased Premises, or to reinstate any terminated utility services until and unless Tenant has cured such default. Landlord may take such action as is required to cure any breach or default by Tenant hereunder and bill Tenant for any expenses incurred by Landlord in curing such breach, and Tenant shall be obligated to pay such bill immediately upon its receipt by Tenant.

(d) Landlord shall have the right to cause a receiver to be appointed in any action against Tenant to take possession of the Leased Premises and/or to collect the rents or profits derived therefrom. The appointment of such receiver shall not constitute an election on the part of Landlord to terminate this Lease unless notice of such intention is given to Tenant.

(e) After terminating this Lease or Tenant’s right to possession of the Leased Premises, Landlord may remove any and all personal property located in the Leased Premises and place such property in a public or private warehouse or elsewhere. Tenant shall reimburse Landlord for all costs of such removal and storage upon demand. Tenant waives all claims for damages that may be caused by Landlord’s removing or storing the property as herein provided, and Tenant shall indemnify and hold Landlord free and harmless from and against any and all damages, including without limitation all costs of court and attorney’s fees of Landlord occasioned thereby.

(f) In addition to the other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation or attempted or threatened violation, of any of the provisions of this Lease, or to a decree compelling performance of any other provisions of this Lease, or to any other remedy allowed at law or in equity.

7.2    Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay 150% of the rent (including all Base Rental and Additional Rental then payable) for the entire holdover period. No holding over by Tenant after the Lease Term shall operate to extend the Lease.

7.3    Non-Waiver. Failure of Landlord to declare any default immediately upon occurrence thereof, or delay in taking any action in connection therewith, shall not waive such default, but Landlord shall have the right to declare any such default at any time and take such action as might be lawful or authorized hereunder, either in law or in equity.

7.4    Attorney’s Fees. In the event either party defaults in the performance of any of the terms, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any rent due or to become due hereunder, or recovery of the possession of the Leased Premises, in the hands of an attorney who files suit upon the same, and should such non-defaulting party prevail in such suit, the defaulting party agrees to pay the other party’s reasonable attorneys’ fees.

7.5    Landlord’s Lien. IN ADDITION TO THE STATUTORY LIEN, LANDLORD IS HEREBY GRANTED AND SHALL HAVE, AT ALL TIMES, A VALID SECURITY INTEREST UNDER THE UNIFORM COMMERCIAL CODE OF TEXAS (ARTICLE 9 OF THE BUSINESS AND COMMERCE CODE V.A.T.S.) TO SECURE PAYMENT OF ALL RENTALS AND OTHER SUMS OF MONEY BECOMING DUE UNDER THIS LEASE FROM TENANT, AND TO SECURE PAYMENT OF ANY DAMAGES OR LOSS WHICH LANDLORD MAY SUFFER BY REASON OF THE BREACH BY TENANT OF ANY COVENANT, AGREEMENT OR CONDITION CONTAINED HEREIN, UPON ALL GOODS, WARES, EQUIPMENT, FIXTURES, FURNITURE, IMPROVEMENTS AND OTHER PERSONAL PROPERTY OF TENANT PRESENTLY OR WHICH MAY HEREAFTER BE SITUATED ON THE LEASED PREMISES, AND ALL PROCEEDS THEREOF. TENANT SHALL NOT ALLOW SUCH PROPERTY TO BE REMOVED THEREFROM WITHOUT THE PRIOR WRITTEN CONSENT OF LANDLORD UNTIL ALL ARREARAGES IN RENT AS WELL AS ANY AND ALL OTHER SUMS OF MONEY THEN DUE OR TO ACCRUE AND BECOME DUE UNDER THIS LEASE TO LANDLORD SHALL FIRST HAVE BEEN PAID AND DISCHARGED AND ALL THE COVENANTS, AGREEMENTS AND CONDITIONS HEREOF HAVE BEEN FULLY COMPLIED WITH AND PERFORMED BY TENANT. Upon the occurrence of an event of default by Tenant, Landlord may, in addition to any other remedies provided herein, enter upon the Leased Premises and take possession of any and all goods, wares, equipment, fixtures, furniture, improvements and other personal property of Tenant situated on the Leased Premises, without liability for trespass or conversion, and sell the same at public or private sale, with or without having such property at the sale, after giving Tenant reasonable notice of the time and place of any public sale or of the time after which any private sale is to be made, at which sale Landlord or its assigns may purchase unless otherwise prohibited by law. Unless otherwise provided by law, and without intending to exclude any other manner of giving Tenant reasonable notice, the requirement of reasonable notice shall be met if such notice is given at least five (5) days before the time of any sale. The proceeds from any such disposition, less any and all expenses connected with the taking of possession, holding and selling of the property (including reasonable attorney’s fees and other expenses), shall be applied as a credit against the indebtedness secured by the security interest granted in this section. Any surplus shall be paid to Tenant or as otherwise required by law; and Tenant shall pay any deficiencies forthwith. Upon request by Landlord, Tenant agrees to execute and deliver to Landlord a financing statement in form sufficient to perfect the security interest created herein under the provisions of the Uniform Commercial Code in force in the State of Texas, or Landlord may file this Lease or a copy hereof as a financing statement. The statutory lien for rent is not hereby waived; on the contrary, the security interest herein granted shall be in addition to and supplementary of said statutory lien. Notwithstanding anything containing in this Section 7.5 to the contrary, Landlord agrees to subordinate its liens and security interest to any lender of Tenant which has a lien or shall be given a lien by Tenant on Tenant’s personal property.

7.6    Default by Landlord. Tenant shall provide to Landlord written notice of any alleged breach or default by Landlord under this Lease, stating with specificity the nature of such alleged breach or default. Landlord shall not be considered to be in default hereunder unless Landlord fails to commence the cure of any such default within thirty (30) days after such written notice has been delivered to Landlord by Tenant or unless Landlord fails to pursue such cure to completion. In the event of any default by Landlord hereunder, Tenant’s exclusive remedy shall be an action for damages, and in consideration of the execution of the Lease by Landlord, Tenant waives any right to injunctive or other equitable relief.

7.7    Limitation on Liability of Landlord. Notwithstanding any provision herein to the contrary, Tenant shall look solely to the equity of Landlord in and to the Building in the event of breach or default by Landlord pursuant to the provisions of this Lease or any agreement or instrument executed in connection herewith, and Tenant agrees that the liability of Landlord under this Lease or any such agreement or instrument shall not exceed the value of such equity of Landlord in and to the Building. Without limitation to the foregoing, no properties or assets of Landlord other than the Building shall be subject to levy, execution, or other enforcement procedures for the satisfaction of any judgment (or other judicial process) arising out of or in connection with this Lease. If Tenant shall acquire a lien on any other properties or assets of Landlord by judgment or otherwise, Tenant shall promptly release such lien on such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord’s attorneys. This Lease is executed by a representative of Landlord solely in the representative capacity of such party, and not in such party’s own individual capacity. No owner, partner, joint venturer, shareholder, representative, advisor, trustee, director, officer, beneficiary, participant, or agent of Landlord shall be personally liable in any manner or to any extent under or in connection with this Lease.

ARTICLE VIII

GENERAL

8.1    The Landlord’s Mortgagee.

(a) This Lease and all rights of Tenant hereunder are subject and subordinate to any mortgage or mortgages and any deed or deeds of trust, blanket or otherwise, which are now or may hereafter be placed on the Land and the Building and any and all increases, renewals, modifications, consolidations, replacements and extensions of any of such mortgages and deeds of trust (any such instrument being a “Mortgage”). This provision shall be self-operative and no further instrument shall be required to effect such subordination of this Lease. Tenant shall, however, upon demand at any time or times, execute, acknowledge and deliver to Landlord any and all instruments and certificates that may be necessary or proper to more effectively document the subordination of this Lease and all rights of Tenant hereunder to any Mortgage or to confirm or evidence such subordination. If Tenant fails or neglects to execute, acknowledge, and deliver any such subordination instrument or certificate, Landlord, in addition to any other remedies it may have, may, as the agent and attorney-in-fact of Tenant, execute, acknowledge and deliver the same, and Tenant hereby irrevocably nominates, constitutes, and appoints Landlord as Tenant’s proper and legal agent and attorney-in-fact for such purpose. Tenant covenants and agrees, in the event of the foreclosure of or trustee’s sale under any Mortgage (“Foreclosure Sale”), to attorn to the purchaser upon any Foreclosure Sale, if so requested by such purchaser, and to recognize such purchaser as Landlord under this Lease. Tenant agrees to execute and deliver, at any time and from time to time, upon the request of Landlord or of any holder or holders of any Mortgage, any instrument or certificate which, in the sole judgment of Landlord or of such holder or holders, may be necessary or appropriate to evidence such attornment.

(b) This Lease and all rights of Tenant hereunder are further subject and subordinate, to the extent that the same relate to the Premises, to all applicable ordinances of the City of Austin, Texas, relating to easements, franchises, and other interests or rights upon, across, or appurtenant to the Building or the Land.

8.2    Estoppel. Tenant will, at such time or times as Landlord may request, sign a certificate stating whether this Lease is in full force and effect; whether any amendments or modifications exist; whether there are any defaults hereunder; and such other information and agreements as may be reasonably requested. Tenant shall sign and return any such certificate to Landlord within ten (10) days.

8.3    Notice. All notices, demands and requests given under the terms of this Lease shall be in writing and shall be deemed to have been properly delivered as of the time of delivery if personally delivered, two (2) days after the time of deposit in the mail system if sent by United States certified mail, return receipt requested, and postage prepaid, or one (1) day after the time of delivery to Federal Express (or comparable express delivery system) if sent by such method with all costs prepaid. All notices, demands and requests shall be addressed as follows:

LANDLORD:
CGLIC/SAR
c/o Trammell Crow Company
8310 Capital of Texas Highway North, Suite 150
Austin, Texas 78731

TENANT:
Wintegra, Inc.
6850 Austin Center Boulevard
Austin, Texas 78731
Attention: Trey Oprendek

Copies of any notice required or permitted to be delivered by Landlord or Tenant, shall be simultaneously delivered to the Mortgagee, if any. No such notice shall be effective until copies have been dispatched to such Mortgagee in the manner provided above at the address given to Tenant in writing by the Mortgagee, or at any addresses subsequently designated for such Mortgagees under the procedure described above.

8.4    Parking. During the initial Lease Term, Tenant shall have the right to eighteen (18) unreserved surface vehicle parking space(s) at no cost to the Tenant and three (3) reserved covered vehicle parking spaces in the Parking Areas at no cost to tenant. Landlord shall retain the right to control the parking of all vehicles (including but not limited to cars, and trucks, recreational vehicles, trailers, bicycles and motorcycles) and shall designate parking areas and building service areas. A copy of the current parking rules and regulations is attached to this Lease as Exhibit “D”. Visitor parking shall be free of charge during the lease term.

8.5    Miscellaneous Provisions.

(a) ENTIRE AGREEMENT; AMENDMENTS. This Lease, together with the Exhibits and Riders attached hereto, embody the entire contract between the parties of this Lease relative to the subject matter hereof, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings if any between Landlord and Tenant, or displayed by Landlord to Tenant with respect to the subject matter of this Lease or the Building. There are no representations or warranties between Landlord and Tenant other than those contained in this Lease and all reliance with respect to any representations or warranties is solely upon the representations and warranties contained herein. This Lease may not be altered, changed, or amended, except by an instrument in writing signed by both parties to the Lease.

(b) SEVERABILITY CLAUSE. If any clause or provision of this Lease is illegal, invalid, or unenforceable, under present or future laws effective during the term of this Lease, then it is the intention of the parties to this Lease that the remainder of this Lease shall not be affected thereby, and it is also the intention of both parties that, in lieu of each clause or provision that is illegal, invalid, or unenforceable, there be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as possible but enforceable.

(c) BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties, but this provision shall in no way alter the restrictions in the Lease in connection with assignment and subletting by Tenant. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Building and property referred to in the Lease, and in such event, no further liability or obligation shall hereafter accrue against Landlord hereunder.

(d) GOVERNING LAW. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law. This Lease is construed according to the laws of the State of Texas and is performable in Travis County, Texas. Further, the terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is or was the draftsman of this Lease.

(e) CAPTIONS. All paragraph captions in this Lease are for convenience only, and neither limit nor amplify the provisions of this Lease.

(f) NUMBER AND GENDER. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. If there be more than one Tenant, the obligations under this Lease imposed upon Tenant shall be joint and several.

(g) TIME OF ESSENCE. Time is of the essence of this Lease and each and all of its provisions. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

(h) FORCE MAJEURE. Whenever a period of time is prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of Landlord.

(i) SUBSTITUTION OF LEASED PREMISES. In the event Landlord determines to utilize all of the Leased Premises for another single tenant during the Lease Term, Tenant agrees to relocate to other space in the Building designated by Landlord, provided such other space is of equal or larger size than the Leased Premises, unless Tenant agrees to relocate to smaller space. If the relocation space is larger than Tenant’s Premises Tenant’s rental obligation shall not be increased over the amount Tenant would normally be obligated to pay under this lease for the Premises. The relocation space shall be, or made to be substantially the same configuration and finishes as the Premises. Landlord shall pay all reasonable out of pocket expenses of any such relocation, including but not limited to the expenses of moving and reconstruction of all Tenant finished and Landlord finished improvements, replacing telephone and computer cabling and related services, replacing a reasonable amount of paper products that have Tenant’s address on it . In the event of such relocation, this Lease shall continue in full force and effect without any change in the terms or conditions of this Lease, but with the new location substituted for the old location set forth in Section 1.1 of this Lease. Landlord shall be required to give Tenant a ninety day prior written notice of Landlord’s desire to relocate Tenant in accordance to this paragraph (i).

(j) LANDLORD ALTERATIONS OR MODIFICATIONS. Landlord shall have the right at any time to change the arrangement, character, use or location of entrances or passageways, doors, corridors, elevators, escalators, stairs, landscaping, toilets or any other portions of the Building, make additions or other modifications thereto, as Landlord shall deem appropriate, and to change the name or designation by which the Building is commonly known, and none of the foregoing shall be deemed an actual or constructive eviction of Tenant, entitle Tenant to any reduction of rent hereunder or result in any liability of Landlord to Tenant. Additionally, the description of the Leased Premises and the location of any duct work, electrical wiring, plumbing to other equipment and systems of the Building within the Leased Premises shall be subject to such minor changes as Landlord determines to be necessary or desirable in the course of the construction or maintenance of same, and no such changes shall invalidate or affect this Lease.

(k) BROKERAGE. Tenant represents and warrants that Tenant has only dealt with Trammell Crow Company, Landlord’s exclusive Leasing Agent for Prominent Pointe/Northpoint Centre as broker in connection with this Lease and that, insofar as Tenant knows, no other broker negotiated this Lease or is entitled to any commission in connection herewith. Tenant shall indemnify and hold harmless Landlord from and against all claims (and costs of defending against and investigating such claims, whether meritorious or not) of any other brokers or similar parties claiming by, through, or under Tenant in connection with this Lease. Landlord shall pay Tenant’s exclusive leasing agent, BlueStone Partners, a commission under the terms of a separate agreement.

(l) REPRESENTATIONS AND WARRANTIES BY TENANT. Tenant warrants to Landlord that: (a) the financial statements of Tenant furnished to Landlord are true and correct to the best of Tenant’s knowledge, (b) there has been no significant adverse change in Tenant’s financial condition since the date of the financial statements, (c) the financial statements fairly represent the financial condition of Tenant upon those dates and at the time this Lease is executed, (d) there are no delinquent taxes due and unpaid by Tenant, and (e) Tenant has never voluntarily or involuntarily been named as a debtor in any bankruptcy or involuntary proceedings. Tenant warrants that Tenant has disclosed in writing to Landlord all lawsuits pending or threatened against Tenant, and Tenant has made no material misrepresentation or material omission of facts regarding Tenant’s financial condition or business operations. Tenant acknowledges that Landlord has relied on the information and representations furnished by Tenant to Landlord and that Landlord would not enter into this Lease otherwise.

8.6    Anti-Terrorism Representations.

[Tenant/Lessee] is not, and shall not during the term of the Agreement become, a person or entity with whom [Landlord/Lessor] is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively “Prohibited Persons).

To the best of its knowledge, [Tenant/Lessee] is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the demised premises. [Tenant/Lessee] will not in the future during the term of the Agreement engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the demised premises.

Breach of these representations constitutes a material breach of this Lease and shall entitle [Landlord/Lessor] to any and all remedies available thereunder, or at law or in equity.

8.7    Other.

(a) If Tenant is a corporation, partnership, limited liability company or other entity, Tenant warrants that all consents or approvals required of third parties (including, but not limited to, its Board of Directors, partners or managers, as appropriate) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease.

(b) Whenever in this Lease there is imposed upon Landlord the obligation to use its best efforts, reasonable efforts or diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other burdens.

(c) The waiver by Landlord of any agreement, condition or provision herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other agreement, condition or provision herein contained, nor shall any custom or practice which may grow up between the parties in the administration of the terms hereof be construed to waive or to lessen the right of Landlord to insist on the performance by Tenant in strict accordance with said terms. The subsequent acceptance of rental hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any agreement, condition or provision of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rental.

(d) It is expressly understood that Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant.

EXECUTED in multiple counterparts, each of which shall have the force and effect of an original, as of the _____ day of _________________, 2004.

LANDLORD:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY, a Connecticut corporation, on behalf of its Separate Account R

Date:	By:	CIGNA Investments, Inc., its authorized agent

By:
Name:
Title:

TENANT:

Wintegra, Inc., a Delaware corporation

By:
Name:
Title:

EXHIBIT “A”

TO LEASE BETWEEN CGLIC/SAR AS LANDLORD
AND WINTEGRA, INC. AS TENANT

DESCRIPTION OF LAND

Tract 1: Lot three (3), Block A, “The Austin Center Phase Two-A”, a subdivision in Travis County, Texas, according to the map or plat of record in Volume 82, Pages 243-244, Plat Records of Travis County, Texas.

Tract 2: Easement Estate created by that certain Easement Agreement by and between Austin Center Phase I, Ltd. and First City Bancorporation of Texas, Inc., dated September 24, 1982, recorded in Volume 7858, Page 23, of the Deed Records of Travis County, Texas, and being described by metes and bounds as follows:

0.16 ACRE OUT OF THE AUSTIN CENTER PHASE TWO-A, TRAVIS COUNTY, TEXAS, A SUBDIVISION RECORDED IN BOOK 82, PAGE 243 OF THE TRAVIS COUNTY PLAT RECORDS; SAID 0.16 ACRE BEING A PORTION OF LOTS 3 AND 4 OF SAID SUBDIVISION; SAID 0.16 ACRE BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING at an iron rod found in the south line of Far West Boulevard, said point being the northwest corner of said Lot 3, same being the northeast corner of said Lot 4, Block A of said Austin Center Phase Two-A;

THENCE with said south line of Far West Blvd., S 59 degrees 43 minutes E, a distance of 10.5 feet;

THENCE leaving said south line of Far West Blvd. and crossing said Lot 3, the following two (2) courses:

1.	S 30 degrees 17 minutes W, a distance of 197.0 feet and
2.	N 59 degrees 43 minutes W, a distance of 10.0 feet to a point on the common line of said lots 3 and 4;

THENCE leaving the said common line of Lots 3 and 4, the following two (2) courses:

1.	N 59 degrees 43 minutes W, a distance of 26.0 feet; and
2.	N 30 degrees 17 minutes E, a distance of 197.0 feet to a point on the said south line of Far West Blvd.;

THENCE along said south line of Far West Blvd., S 59 degrees 43 minutes E, a distance of 26.0 feet to the POINT OF BEGINNING and containing 0.16 acres, more or less.

EXHIBIT “B”

TO LEASE BETWEEN CGLIC/SAR AS LANDLORD
AND WINTEGRA, INC. AS TENANT

PLAT OF LEASED PREMISES

EXHIBIT “C”

TO LEASE BETWEEN CGLIC/SAR AS LANDLORD
AND WINTEGRA, INC. AS TENANT

BUILDING RULES AND REGULATIONS

1. All Tenants will refer all contractors, representatives and installation technicians who are to perform any work within the Building to Landlord for Landlord’s supervision, approval and control before the performance of any such work. This provision shall apply to all work performed in the Building including, but not limited to, installations of telephones, telegraph equipment, electrical devices and attachments, any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building. Tenant shall not mark, paint, drill into, or in any way deface any part of the Building or the Leased Premises, except with prior written consent of the Landlord, and as the Landlord may direct.

2. The work of the janitorial or cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and such work may be done at any time when the offices are vacant. The windows, doors, and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles, cabinets, book cases, map cases, etc., necessary to prevent unreasonable hardship to Landlord in discharging its obligations regarding cleaning service.

3. Any permitted movement of furniture or office equipment in or out of the Building, or dispatch or receipt by Tenant of any heavy equipment, bulky material, or merchandise which requires use of elevators or stairways, or movement through the Building’s service dock or lobby entrance shall be restricted to such hours as Landlord shall designate during normal business hours. All such movement shall be in a manner to be agreed upon between Tenant and Landlord in advance. None of the Tenant’s office furniture or equipment, or the office furniture or equipment of any other person, firm or entity occupying Tenant’s Leased Premises may at any time remove such office furniture or equipment from the Leased Premises until all arrearages in rent as well as any and all other sums of money then due and to become due under the Lease have been paid to Landlord or otherwise discharged and all of the covenants, agreements and conditions of the Lease have been fully complied with and performed by the Tenant. Tenant shall initiate such prior arrangements. The time, method, and routing of movement and limitations for safety or other concern which may prohibit any article, equipment, or other item from being brought into the Building shall be subject to Landlord’s discretion and control. Any hand trucks, carryalls, or similar appliances used for the delivery or receipt of such merchandise or equipment shall be equipped with rubber tires, side guards, and such other safeguards as the Building shall require. Although Landlord or its personnel may participate in or assist in the supervision of such movement, Tenant assumes final responsibility for all risks as to damage to articles moved and injury to persons or persons engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant, from the time of entering the property to completion of work. Landlord shall not be liable for the acts of any person engaged in, or any damage or loss to any of said property or persons resulting from any act in connection with such service performed by Tenant.

4. No signs of any kind or nature, symbol, or identifying mark shall be put on the Building, in the halls, elevators, staircases, entrances, parking areas or upon the doors or walls, whether plate glass or otherwise, of the Leased Premises nor within the Leased Premises so as to be visible from the public areas or exterior of the Building, without prior written approval of Landlord. All signs or lettering shall conform in all respects to the sign and/or lettering criteria established by Landlord.

5. Tenant shall not make or permit any loud or improper noises in the Building or otherwise interfere in any way with other tenants.

6. Landlord will not be responsible for any lost or stolen personal property or equipment from the Leased Premises or public areas, regardless of whether such loss occurs when the area is locked against entry or not.

7. Tenant, or the employees, agent, servants, visitors, or licensees of Tenant shall not, at any time or place, leave or discard rubbish, paper, articles, or objects of any kind whatsoever outside the doors of the Leased Premises or in the corridors or passageways of the Building. No animals (other than seeing-eye dogs which accompany visually handicapped persons), bicycles or vehicles of any description (other than wheelchair or motorized carts used by physical handicapped persons) shall be brought into or kept in or about the Building.

8. No additional lock or locks shall be placed by Tenant on any door in the Building unless written consent of Landlord shall have first been obtained. Two (2) keys will be furnished by Landlord for the Leased Premises, and any additional key required must be obtained from Landlord at Tenant’s expense. A reasonable charge will be made for each additional key furnished. All keys shall be surrendered to Landlord upon termination of tenancy.

9. None of the entries, passages, doors, hallways, or stairways in the Building shall be blocked or obstructed.

10. Landlord shall have the right to determine and prescribe the weight and proper position of any unusually heavy equipment, including computers, safes, large files, etc., that are to be placed in the Building, and only those which in the exclusive judgment of the Landlord will not do damage to the floors, structure and/or elevators may be moved into the Building. Any damage caused by installing, moving or removing such aforementioned articles in the Building shall be paid by Tenant.

11. All Christmas and other decorations must be constructed of flame retardant materials.

12. Tenant shall provide Landlord with a list of all personnel authorized to enter the Building after hours (6:00 p.m. to 6:00 a.m., Monday through Friday, and 24 hours a day on weekends and holidays).

13. Anyone entering or leaving the Building after hours, as set forth in Paragraph 12, must sign his name, company, suite number, and time on the Building Register and, if requested, show proper identification.

14. Any air conditioning/heating required during the periods of 6:00 p.m. to 7:00 a.m. Monday through Friday, 12 Noon to 12 Midnight Saturday, and 24 hours a day Sundays and holidays shall be accessed by Tenant using the Building’s computerized system for such overtime services. Tenant shall be charged the prevailing hourly rate for such additional heating or air conditioning.

15. Any furniture or equipment removed from the Building after hours must be listed on the Building Register. Description and serial numbers should be included. Passout orders on Tenant’s stationery must be surrendered to the security officer in the lobby when any articles are being removed from the Building.

16. The freight elevator shall be used to handle packages and shipments of all kinds. Passenger elevators shall not be used for this purpose. The freight elevator is available to handle such deliveries twenty-four (24) hours a day, seven (7) days a week, subject to availability and coordination with either the Building Manager’s Office or Building Security. Parcel Post, express, freight, or merchant’s deliveries can also be made any time during these hours. Exclusive use of the freight elevator must be made by previous arrangement with the Building Manager’s Office. Use of the freight elevator for furniture is limited to after hours on week days and on week-ends and must be coordinated with the Building Manager’s Office. All use of the freight elevator is provided by card key access. Advance notice of arriving or departing shipments will enable the Building Manager and Building Security to give better assistance.

17. Names to be placed on or removed from the Directory Board in the lobby of the Building should be furnished to the Building Manager in writing on Tenant’s letterhead.

18. Any additional services as are routinely provided to Tenants, not required by the Lease to be performed by Landlord, which Tenant requests Landlord to perform, and which are performed by Landlord, shall be billed to Tenant at Landlord’s cost plus 15%, and Tenant shall pay such bill on the next maturing date as an installment of Base Rental.

19. All doors leading from public corridors to the Leased Premises are to be kept closed when not in use.

20. Canvassing, soliciting, or peddling in the Building is prohibited and Tenant shall cooperate to prevent the same.

21. Tenant shall give immediate notice to the Office of the Building in case of accidents in the Leased Premises or in the Building or of defects therein or in any fixtures or equipment, or of any known emergency in the Building.

22. Tenant shall not use the Leased Premises or permit the Leased Premises to be used for photographic, multilith, or multigraph reproductions, except in connection with its own business.

23. The requirements of Tenant will be attended to only upon application at the Office of the Building. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from the Office of the Building.

25. Tenant, or the employees, agents, servants, visitors, or licensees of Tenant, shall abide by the rules and regulations for the Parking Areas.

26. Tenant shall not allow to pass into any sewer, drain or toilet serving the Leased Premises or located in the Building any oil, grease, or any other deleterious effluent or substance which may cause an obstruction in or damage to such sewer, drain or toilet.

27. Landlord reserves the right to rescind any of these Rules and Regulations of the Building, and to make such other and further rules and regulations as in its judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the Leased Premises, and the Parking Areas, the operation thereof, the preservation of good order therein, and the protection and comfort of the other tenants in the Building and their agents, employees, and invitees, which rules and regulations, when made and written notice thereof is given to Tenant, shall be binding upon Tenant in like manner as if originally herein prescribed. Any waiver or non-application of any of these Rules and Regulations as to a tenant or as to a particular occurrence or event shall not be, nor be deemed to be, nor operate as a waiver or invalidation of any of the rules and regulations to any other tenant or to any tenant respecting any other occurrence or event, whether similar or dissimilar.

EXHIBIT “D”

TO LEASE BETWEEN CGLIC/SAR AS LANDLORD
AND WINTEGRA, INC. AS TENANT

PARKING RULES AND REGULATIONS

It is the desire of Landlord to maintain and operate the parking areas in an orderly manner. Cooperation by all tenants will be sincerely appreciated. The following rules and regulations apply to all tenants in the Building and their agents, employees, family, licensees, invitees, visitors, and contractors unless otherwise stated.

Landlord reserves the right to rescind these rules, make reasonable changes, or make other reasonable rules and regulations for the safety, care, and cleanliness of the parking and for the preservation of good order.

1. Traffic Signs. All persons parking in the parking areas shall observe posted signs and markings regarding speed, stop signs, traffic lanes, reserved parking, no parking, stripes separating parking spaces, etc.

2. Control Devices. Landlord reserves the right to install or utilize any reasonable system of entry and exit control devices, tenant identification cards, or vehicle identification cards or stickers; and all persons parking in the parking areas shall comply with such system. Landlord may make reasonable charges for replacement of control device cards or other parking identification cards which are lost or damaged.

3. Trash. All persons parking in the parking areas shall refrain from throwing trash, ashtray contents, or other debris on the parking areas.

4. Flat Tires. All vehicle owners and all persons parking in the parking areas shall be responsible for promptly repairing flat tires or other conditions of the vehicle which cause unsightliness in the reasonable judgment of Landlord.

5. Removal of Unauthorized Vehicles. If vehicles are blocking driveways or passageways or parked in violation of these rules and regulations or state statutes, Landlord may exercise vehicle removal remedies under Article 6701g-1 and 6701g-2 upon compliance with statutory notice.

6. Security. Landlord shall use reasonable diligence in the maintenance of existing lighting in the parking areas. Landlord shall not be responsible for additional lighting or further security measures in the parking areas.

7. Timely Payment of Parking Rent. Tenant shall be entitled to monthly parking rights in the parking areas pursuant to Section 8.5 of the Lease and, only upon timely payment of the then current monthly parking rent, for visitor parking validation. Failure of Tenant to pay the same by the due date shall constitute a default by Tenant under the Lease.

EXHIBIT “E”

TO LEASE BETWEEN CGLIC/SAR AS LANDLORD AND
WINTEGRA, INC. AS TENANT

ADDITIONAL AGREEMENTS

Renewal Option(s). Tenant shall have the right and option to renew this Lease one (1) additional terms of one (1) year by delivering written notice of the exercise thereof to Landlord at least one hundred eighty (180) days prior to the expiration of the lease term, provided that at the time of any such notice and at the commencement of any such extended lease term Tenant is not in default hereunder. Upon the delivery of said notice and subject to the conditions set forth in the preceding sentence, this Lease, including any Expansion Space taken during the primary lease term, shall be extended upon the same terms, covenants and conditions as provided in this Lease except as follows:

(a)	The Basic Rental and Additional Rental combined shall equal $24.00 per square foot on an annual basis, at the commencement of such extended term.

(b)	Tenant shall have no further renewal options unless expressly granted by Landlord in writing.

(c)	Tenant shall not have the right to assign its renewal rights to any sublessee of the leased premises or assignee of the Lease.

Notwithstanding the foregoing, Tenant’s renewal option may not be exercised at any time after Tenant, with or without the consent of Landlord, assigns or sublets all or any portion of this Lease. Nothing herein shall imply that Tenant may assign or sublet all or any portion of this Lease or the Premises without the prior written consent of Landlord.

EXHIBIT “F”

TO LEASE BETWEEN CGLIC/SAR AS LANDLORD
AND WINTEGRA, INC. AS TENANT

COMMENCEMENT DATE DECLARATION

THIS COMMENCEMENT DATE DECLARATION is furnished by CGLIC/SAR (the “Landlord”) and pertains to that certain Lease Agreement dated ___________ ____ , 2004 (the “Lease”) with _____________________ (the “Tenant”) under which Tenant has leased from Landlord certain space (the “Leased Premises”) known as Suite ________ in the building commonly known as Northpoint Centre in the City of Austin, Texas (the “Building”), such Leased Premises being more particularly described in the Lease. Unless otherwise stated, the terms used in this Commencement Date Declaration shall have the same definitions as terms used in the Lease.

The undersigned Tenant does hereby certify as follows:

1. The Lease has not been amended, modified or supplemented and is in full force and effect as originally executed, except for the following amendments or modification:

________________________________________________________

________________________________________________________

2. Tenant is in possession of the Leased Premises, having entered into occupancy of the Leased Premises on ________________ and is paying the full rent called for in the Lease. The Commencement Date of the Lease Term was _______________, with the result that the Lease Term will expire ________________, unless sooner terminated as provided in the Lease, or unless extended, in the event that the Lease contains any right or privilege of extension.

3. The next payment of rent due under the Lease is due on _____________________, in the amount of $_____________.

4. The Lease represents the entire agreement between Landlord and Tenant relating to the lease of the Leased Premises and no payments between Landlord and Tenant have been made or are to be made except as provided in the Lease.

5. Tenant has not made any prepayment of rent or other charges in advance, except for the current monthly payments, or payment of rent for the next ensuing month and security deposits, if any, provided for in the Lease. No rent payments will be made more than one month in advance except as approved by Landlord.

EXECUTED as of the ______ day of ____________, 200__, in any number of counterpart copies, each of which counterpart shall be deemed an original for all purposes.

LANDLORD:	TENANT:

Connecticut General Life Insurance Company, on behalf of its Separate Account R

By: CIGNA Investments, Inc., its authorized agent

By: ________________________________ Name: ______________________________ Title: _______________________________	By: ________________________________ Name: ______________________________ Title: _______________________________

EXHIBIT “G”

TO LEASE BETWEEN CGLIC/SAR AS LANDLORD
AND WINTEGRA, INC. AS TENANT

Tenant Improvement/Construction Agreement

This Tenant Improvement/Construction Agreement (this “Construction Agreement”) is attached to and made a part of the Lease Agreement by and between Landlord and Tenant, and pertains to the design and construction of, and allowances for, certain improvements (the “Tenant Improvements”) in and to Tenant’s Leased Premises located on the second floor of the Building. All capitalized terms not defined in this Construction Agreement shall have the same meanings as used in the Lease.

For and in consideration of the premises, agreements, duties, covenants, obligations and other undertakings of each party to the other provided for in the Lease and in this Construction Agreement, Landlord and Tenant agree as follows:

1. Design Services. Landlord shall provide Tenant with mechanical and architectural design services for a building standard level of Tenant Improvements, including a complete set of plans and specifications (the “Construction Documents”). Tenant has furnished Landlord with all information necessary for the preparation of the initial Construction Documents. The space plan that is here in attached to Exhibit G-1 reflects the Tenant Improvements that Landlord and Tenant have mutually agreed to. Landlord has prepared and delivered a preliminary estimate for the costs to construct the improvements illustrated in the floor plan on Exhibit G-1 . Landlord will complete competitive bidding of the Construction Documents to determine the actual construction cost. Tenant will inform Landlord of Tenant’s approval or of any corrections required in the Construction Documents within ten (10) days after they are received by Tenant. Upon approval of the Construction Documents in accordance with this section, the Construction Documents shall constitute the Approved Construction Documents. Subsequent revisions or variations, if any, to the Approved Construction Documents shall be mutually approved by Landlord and Tenant. Any re-drawings requested by Tenant to the Approved Construction Documents shall be at Tenant’s sole cost and expense. The Approved Construction Documents shall be attached to and incorporated in this Construction Agreement as Exhibit “G-1”.

3.
Construction. Landlord agrees to construct or cause to be constructed the Tenant Improvements pursuant to the Approved Construction Documents. Tenant acknowledges that Landlord contemplates entering into a construction contract (“Construction Contract”) with a third party (“Contractor”) who will perform Landlord’s obligations hereunder. The construction of the Tenant Improvements will be competitively bid to not less than three (3) and no more than five (5) qualified general contractors. The bidders will be selected by Landlord and a summary of those bids will be submitted to Tenant for review and approval by Tenant, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant and Landlord will mutually agree to the final selection of Contractor to perform the construction of the Tenant Improvements. Tenant agrees to look solely to Contractor for construction of the Tenant Improvements and Landlord’s obligation shall be to use its best efforts to cause Contractor to complete the Tenant Improvements substantially in accordance with the Approved Construction Documents. Landlord shall collect a Construction Management fee, payable to Landlord, equal to five percent (5%) of the total construction costs.

Notwithstanding anything to the contrary contained herein, Landlord shall have fourth five (45) days from the date the Construction Documents are approved to apply for and obtain a construction permit from the City of Austin to construct and complete such Tenant Improvements.

It is agreed and understood that all of the Tenant Improvements shall become the property of Landlord upon expiration of this Lease.

3. Delays. In the event the Contractor shall be delayed in substantially completing the Tenant Improvements and/or any additional work, if any, as a result of:

a)	Tenant’s failure to promptly and timely furnish any information required by Landlord hereunder; or
b)	Tenant’s delay in approving the plans; or
c)	Tenant’s changes in any plans, which changes are contrary to the Construction Documents, including, without limitation, any change orders; or
d)	Interference with Landlord’s work by Tenant or any contractor or agent of Tenant; or
e)	The performance or lack of performance of any work by a person, firm or corporation employed by Tenant; or
f)	Tenant’s request or use of materials, finishes or installations other than building standard; or
g)	Tenant’s breach of this Construction Agreement or the Lease,

then the date the Leased Premises are deemed ready for occupancy and the date for payment of rent pursuant to the terms of this Lease shall be accelerated by the number of days of such delays.

4. Early Entry. Landlord will permit Tenant and its agents to enter the Leased Premises prior to the date the Leased Premises are ready for occupancy, in order that Tenant may perform through its own contractors such other work and decorations in and to the Leased Premises as Landlord may approve in writing. The foregoing license to enter the Leased Premises prior to the date the same are ready for occupancy, however, is conditioned upon Tenant’s contractors working in harmony and not interfering with Contractor or any subcontractors. Such license is further conditioned upon workers’ compensation and public liability insurance and property damage insurance, all in amounts and with companies and on forms satisfactory to Landlord, being provided and at all times maintained by Tenant’s contractors and certificates of such insurance being furnished to Landlord prior to Tenant proceeding with any work. Additionally, Tenant’s contractors must notify and coordinate with Contractor for scheduling work in the Leased Premises, prior to completion of the Tenant Improvements. So long as normal day-to-day business activities of Tenant have not commenced during such early entry, Tenant shall not be considered in occupancy of the Leased Premises. Landlord shall not be liable in any way for any injury, loss or damage which may occur to Tenant, its employees, contractors, agents, workmen and mechanics, or any one or more of them, or to any of Tenant’s decorations or installations so made prior to the Commencement Date, the same being solely at Tenant’s risk and Tenant indemnifies and agrees to hold Landlord harmless from any and all claims arising therefrom, regardless of whether such claims or damages are based in whole or in part upon the negligence of Landlord, Contractor or any of their respective employees, agents or contractors.

5. Punch List. Prior to occupancy of the Leased Premises by Tenant, Tenant shall submit to Landlord and Contractor a written list of any items that are of inferior workmanship or incomplete requiring “touch up” or minor finish, or items that are not in accordance with the approved Construction Documents (said list being hereinafter referred to as the “Punch List”). Upon receipt of the Punch List, Contractor shall have thirty (30) days thereafter to complete the Punch List items.

6. Tenant Improvement Allowance. Landlord hereby grants to Tenant an allowance in an amount not to exceed $10.00 per square foot of Net Rentable Area within the Leased Premises for improvements in and to the Leased Premises (herein referred to as the “Improvement Allowance”). Any unused Improvement Allowance shall become the property of the Landlord.

Upon Tenant’s written request, Tenant shall have the right to amortize, into Tenant’s Basic Rental, up to an additional three dollars ($3.00) per net rentable square foot. Such amortization shall be at an interest rate of 8%. Tenant’s request for such amortization must be received by Landlord within 30 days from the Commencement Date.

7. NO WARRANTIES. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH SPACE PLANS, CONSTRUCTION DOCUMENTS OR TENANT IMPROVEMENTS.

EXHIBIT “G-1”

TO LEASE BETWEEN CGLIC/SAR AS LANDLORD
AND WINTEGRA, INC. AS TENANT

“Approved Space Plan”

EXHIBIT “H”

TO LEASE BETWEEN CGLIC/SAR AS LANDLORD
AND WINTEGRA, INC. AS TENANT

ERISA PARTIES IN INTEREST LIST
SEPARATE ACCOUNT R

1.	Treasurer of the State of North Carolina

2.	The United Nations Joint Staff Pension Fund

3.	Maryland State Retirement System

4.	International Bank for Reconstruction and Development World Bank Pension Department (Staff Retirement Plan 1)

5.	The School Employees Retirement Board of Ohio

6.	International Monetary Fund as Trustee of the Staff Retirement Plan

7.	Public School Teachers Pension & Retirement Fund of Chicago

PLEASE BE ADVISED THAT THE PRECEDING IS A LIST OF RETIREMENT PLANS WHICH MAY HAVE AN INTEREST IN SEPARATE ACCOUNT R AS OF THE DATE HEREOF IN EXCESS OF TEN PERCENT (10%). THIS EXHIBIT IS SUBJECT TO CHANGE AS HOLDERS OF INTEREST ARE EITHER ADDED OR SUBTRACTED OR THE PERCENTAGE INTEREST HELD BY ANY PLAN CHANGES.

As of August 1, 1998

Party-in-Interest Definition

The term a party-in-interest means, as to an employee benefit plan -

(a)	any fiduciary (including, but not limited to, an administrator, officer, trustee, or custodian), counsel, or employee of such employee benefit plan;
(b)	a person providing services to such plan;
(c)	an employer any of whose employees are covered by such plan;

(d)	an employee organization any of whose members are covered by such plan;
(e)	an owner, direct or indirect, of 50 percent or more of -
(i)	the combined voting power of all classes of stock entitled to vote or the total value of shares of all classes of stock of a corporation,
(ii)	the capital interest or the profits interest of a partnership, or
(iii)	the beneficial interest of a trust or unincorporated enterprise, which is an employer or an employee organization described in subparagraph (C) or (D);

(f)	a relative (as defined in paragraph (15) of any individual described in subparagraph (A), (B), (C) or (E);
(g)	a corporation, partnership, or trust or estate of which (or in which) 50 percent or more of -
(i)	the combined voting power of all classes of stock entitled to vote or the total value of shares of all classes of stock of such corporation,
(ii)	the capital interest or profits interest of such partnership, or
(iv)	the beneficial interest of such trust or estate, is owned directly or indirectly, or held by persons described in subparagraph (A), (B), (C), (D), or (E);

(h)
an employee, officer, director (or an individual having powers or responsibilities similar to those of officers or directors), or a 10 percent or more shareholder directly or indirectly, of a person described in subparagraph (B), (C), (D), (E), or (G), or of the employee benefit plan; or

(i)	a 10 percent or more (directly or indirectly in capital or profits) partner or joint venturer of a person described in subparagraph (B), (C), (D), (E), or (G).

The Secretary, after consultation and coordination with the Secretary of the Treasury, may be regulation prescribed a percentage lower than 50 percent of subparagraphs (E) and (G) and lower than 10 percent for subparagraphs (H) or (I). The Secretary may prescribe regulations for determining the ownership (direct or indirect) of profits and beneficial interests, and the manner in which indirect stockholdings are taken into account. Any person who is a party-in-interest with respect to a plan to which a trust described in Section 510(C)(22) of the Internal Revenue Code of 1986 is permitted to make payments under Section 4223 shall be treated as a party-in-interest with respect to such trust.